                                                                Exhibit 10.16

625 Madison Avenue
New York, NY 10022
  Phone:  (212) 527-5610
    Fax:  (212) 527-5681



Wade H. Nichols III
Senior Vice President and
General Counsel

                                                              February 3, 1998



Mr. Carlos Colomer Casellas
Paseo de los Tilos, 26 bis
08034 Barcelona
SPAIN

Dear Carlos:

         Reference is made to the Employment Agreement dated as of January 1, 1996 between you and RIROS Corporation as supplemented by letter dated February 23, 1996 (collectively, the "Agreement"), and terms defined therein are used herein with the meanings therein ascribed to them. In consideration of the mutual covenants set forth herein and other good and valuable consideration, receipt whereof is hereby acknowledged, you and the Company agree as follows:

         1. Section 1.1 of the Agreement is hereby amended, effective January 1, 1998, to read in its entirety as follows:

                  "1.1 Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as head of its worldwide professional beauty products strategic committee (which the Executive acknowledges will require frequent involvement in senior management activities at the Company's world headquarters in New York
         City) and chief executive officer of the Company's professional beauty products business outside of the United States or in such other executive positions of at least an equivalent level consistent with the Executive's business experience and background as may be assigned to the Executive by the Chief Executive Officer of the Company (provided that the Executive shall be permitted to deal with the administration and management of the Executive's and his family's personal property), and to perform such other duties consistent with such position (including service as a director or officer of any affiliate of the Company, if elected) as may be assigned to the Executive by the Chief Executive Officer of the Company. The Executive's title shall be Chairman, Revlon Professional Worldwide Strategic Committee and Chairman, Revlon Professional International or such other titles of at least equivalent level consistent with the Executive's duties from time to time as may be assigned to the Executive by the Chief Executive Officer of the Company."

Mr. Carlos Colomer Casellas
January 27, 1998
Page 2


         2. Except as amended hereby the Agreement shall not be deemed to have been amended, modified or affected hereby in any respect, and the Agreement as so amended hereby shall remain in full force and effect in accordance with all of its terms.

         If this letter correctly reflects your agreement with the Company, please so indicate by signing and returning a copy hereof.

                                          Very truly yours,

                                          RIROS CORPORATION


                                          By: /s/ Wade H. Nichols III
                                             ------------------------
                                                  Vice President

AGREED AND ACCEPTED:


/s/ Carlos Colomer Casellas
------------------------------
    Carlos Colomer Casellas